Exhibit 10.1

CONSULTING AGREEMENT

THIS AGREEMENT is dated May 13, 2014 but made effective as of September 23, 2013.

BETWEEN:

NIOCORP DEVELOPMENTS LTD., a company incorporated under the laws of the Province of British Columbia and having its head office at 1050 West Pender Street, Suite 1510, Vancouver, BC V6E 3S7

(the “Company”)

AND:

KMSMITH, LLC., a company incorporated under the laws of Delaware, USA and having an office in Highlands Ranch, Co, USA

(the “Consultant”)

WHEREAS:

A.	The Company, through its Subsidiaries, carries on the business of acquiring, exploring and developing mineral resource properties (the “Business”); and

B.	The Company and the Consultant wish to enter into this Agreement to, among other things, formalize the terms and conditions of their consulting arrangement on the terms and conditions set out herein.

NOW THEREFORE in consideration of the premises and of the mutual covenants hereinafter set forth it is mutually agreed by and between the parties as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Definitions

1.1	In this Agreement, including the recitals hereto, the following words and phrases shall have the following meanings:

(a)	“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the term “controlled” shall have a similar meaning. For greater certainty, in the case of the Company, “Affiliate” includes, but is not limited to, the Subsidiaries;

(b)	“Base Fee” has the meaning ascribed to such term in section 4.1;

(c)	“Board” means the Board of Directors of the Company from time to time;

(d)	“Business” has the meaning ascribed to such term in recital A;

(e)	“Change of Control” means a transaction or series of transactions whereby directly or indirectly:

(i)	any Person or combination of Persons obtains a sufficient number of securities of the Company to affect materially the control of the Company; for the purposes of this Agreement, a Person or combination of Persons holding shares or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast 51% or more of the votes attaching to all shares of the Company which may be cast to elect directors of the Company, shall be deemed to be in a position to affect materially the control of the Company; or

(ii)	the Company shall: (A) consolidate or merge with or into, (B) amalgamate with, or (C) enter into a statutory arrangement with, any other Person (other than an Affiliate of the Company) and, in connection therewith, all or part of the outstanding voting shares shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of the Company or any other Person or for cash or any other property; or

(iii)	any other Person (other than an Affiliate of the Company) shall: (A) consolidate or merge with or into, (B) amalgamate with, or (C) enter into a statutory arrangement with, the Company, and, in connection therewith, all or part of the outstanding voting shares shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of the Company or any other Person or for cash or any other property; or

(iv)	there occurs a change in the composition of the Board, which occurs at a single meeting of the shareholders of the Company, or a succession of meetings of the shareholders of the Company occurring within 2 months of each other, whereby such individuals who were members of the Board immediately prior to such meeting or succession of meetings cease to constitute a majority of the Board, as constituted immediately subsequent to such meeting or meetings approving of such change;

(f)	“Person” includes an individual, firm, corporation, company, partnership, trust, joint venture, association or other entity;

(g)	“Services” has the meaning ascribed to such term in section 2.1 hereof;

(h)	“Statutory Remittances” has the meaning ascribed to such term in section 5.2 hereof;

(i)	“Subsidiaries” means Elk Creek Resources Corp., 0886338 BC Ltd., Silver Mountain Mines Corp., Northeast Minerals PTY Ltd., any successor corporations and any other subsidiaries of the Company from time to time;

(j)	“Term” means the term of the Consultant’s engagement hereunder as defined in section 3.1;

(k)	“Termination Date” means the last day the Consultant is actively performing its Services hereunder;

(l)	“Termination Payment” means the lump sum amount payable by the Company to the Consultant in the event of a termination of this Agreement in the circumstances, as applicable, set out in Article 6 or upon a Change of Control in the circumstances, as applicable, set out in Article 7; and

(m)	“Triggering Event” means any one of the following events which occurs without the express or implied agreement of the Consultant:

(i)	a substantial change to the nature of the Services to be performed by the Consultant as contemplated in section 2.1;

(ii)	a material breach by the Company of any provision of this Agreement, which breach has not been remedied by the Company within 30 days following the date the Consultant gives the Company written notice of the breach requiring it to be remedied;

(iii)	the Company ceases to operate as a going concern;

(iv)	the Company fails to pay when due a material amount payable by it to the Consultant pursuant to this Agreement within thirty business days of the due date thereof; or

(v)	a material reduction of the Base Fee or any other form of compensation payable by the Company to the Consultant, except where are all senior executives or consultants of the Company are subject to relatively similar reductions in such values.

Headings and Section References

1.2	The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

Extended Meanings

1.3	The words “hereof”, “herein”, “hereunder” and similar expressions used in any clause, paragraph or section of this Agreement shall relate to the whole of this Agreement and not to that clause, paragraph or section only, unless otherwise expressly provided.

Number and Gender

1.4	Whenever the singular or masculine or neuter is used in this Agreement, the same shall be construed to mean the plural or feminine or body corporate where the context of this Agreement or the parties hereto so require.

Section References

1.5	Any reference to a particular “article”, “section”, “subsection” or other subdivision is to the particular article, section or other subdivision of this Agreement.

Governing Law

1.6	This Agreement shall be governed by and interpreted under the laws of the Province of British Columbia. The parties attorn to the non-exclusive jurisdiction of the Courts of the Province of British Columbia.

Severability of Clauses

1.7	In the event that any provision of this Agreement or any part thereof is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Currency

1.8	All sums of money to be paid or calculated pursuant to this Agreement shall be paid or calculated in currency of the United States of America unless otherwise expressly stated.

ARTICLE 2

ENGAGEMENT

Engagement

2.1	Subject to the terms and conditions set out herein, the Company hereby engages the Consultant, as an independent contractor, with effect from September 23, 2013, to provide, as a consultant, the services and duties set out in Schedule “A” hereto (the “Services”) and the Consultant hereby accepts and agrees to such engagement. The parties acknowledge that Mark Smith is a key employee and control person of the Consultant and the Consultant hereby agrees to cause Mark Smith to provide the Services to the Company on behalf of the Consultant.

Travel

2.2	The Consultant acknowledges and agrees that travel both within and outside of Canada will be required from time to time in order to effectively perform the Services and the Consultant hereby consents to and agrees to make and to cause Mark Smith to make such travel arrangements as may be reasonably required by the Company from time to time in connection with the Business of the Company.

Commitment

2.3	The Consultant shall spend a sufficient amount of time and attention on the Business and affairs of the Company in order to effectively perform the Services contemplated hereunder and shall be available for advice and counsel to the Board and management of the Company at such reasonable and convenient times as may be required by the Board and management.

Standard of Care

2.4	The Consultant undertakes to the Company that at all times during the Term it shall:

(a)	devote its foremost skills, attention and ability to the Business of the Company;

(b)	have the skill, expertise and capabilities necessary to perform the Services under this Agreement;

(c)	perform the Services hereunder in a diligent, professional and business-like manner;

(d)	faithfully serve the Company and use its best efforts to promote the interests of the Company and its Subsidiaries;

(e)	report to and be subject to the control and direction of the Board; and

(f)	cause Mark Smith, as an employee of the Consultant, to fully comply with the terms and conditions of this Agreement in his performance of the Services on behalf of the Consultant and to exercise the standard of care, skill and judgment that would reasonably be expected of a senior executive or consultant of an organization comparable to the Company providing services similar in nature to the Services being provided by the Consultant hereunder.

Amendment to Services

2.5	The operational requirements of the Company may require amendment to the Services to be provided by the Consultant from time to time. Where practicable, the Company will consult with the Consultant prior to such changes being made.

Reporting

2.6	The Consultant shall adhere to all policies and procedures adopted by the Company from time to time, and the laws, regulations, policies and industry standards of all applicable regulatory agencies, stock exchanges and securities commissions. The Consultant shall report to, and carry out all lawful orders and directions given by the Board of the Company or any other officer of the Company to whom sufficient authority has been delegated by the Board.

Authority to Act

2.7	Unless expressly permitted by the Board, in writing, the Consultant will not, at any time, hold itself out as the agent or representative of the Company, or incur any obligations or liabilities or enter into any agreements for or on behalf of the Company, except in connection with the performance of the Services in accordance with section 2.4.

ARTICLE 3
TERM

Term

3.1	The term of the Consultant’s engagement shall be for an indefinite period (the “Term”) until such time as the engagement of the Consultant is terminated in accordance with the provisions of this Agreement.

ARTICLE 4
FEES

Base Fee

4.1	Subject to the terms and conditions set out in this Agreement, the Company shall pay to the Consultant, throughout the Term, a base fee (the “Base Fee”) of $270,000 per annum ($22,500 per month), to be paid monthly or in such other instalments and at such other times as the Consultant and the Company may agree.

Discretionary Bonus

4.2	The Base Fee does not include any bonus or incentive payments. The introduction of such payments, if any, and the amount thereof will be determined by the Board in its sole discretion.

Signing Bonus

4.3	The Company shall, within 90 days of the execution of this Agreement, pay to the Consultant a one-time signing bonus in the amount of $165,000.

Applicable Sales Tax

4.4	If applicable, the Company agrees to pay to the Consultant goods and services tax (GST) under the Excise Tax Act, R.S.C. 1985. c.E-15 on all Base Fees and, bonus or incentive payments, payable to the Consultant in respect of the performance of the Services under this Agreement.

Expenses and Disbursements

4.5	The Company shall pay all reasonable business and out-of-pocket expenses actually and properly incurred by the Consultant from time to time in furtherance of or in connection with the Services including, but not limited to, all travel, parking and entertainment expenses. If any such expenses are paid in the first instance by the Consultant, the Company shall reimburse it therefor, subject to the receipt by the Company of statements, vouchers or other evidence in form reasonably satisfactory to it, provided however that for any expense exceeding $5,000.00 the Consultant shall be required to obtain prior approval from the Company’s Board.

Stock Options

4.6	Mark Smith will be entitled to participate in the incentive stock option plan of the Company and to receive incentive stock options, in his capacity as a consultant of the Company, as determined by the Board from time to time and in accordance with the Company’s stock option plan in effect from time to time.

Healthcare

4.7	The Company agrees to provide Mark Smith with reasonable medical insurance throughout the Term.

ARTICLE 5
RELATIONSHIP

Independent Contractor

5.1	The Consultant shall perform the Services pursuant to this Agreement as an independent contractor, and nothing in this Agreement shall be construed as creating an employment or partnership relationship between the parties.

Compliance with Applicable Laws

5.2	The Consultant will comply with all applicable laws, rules and regulations and will pay any and all taxes, unemployment insurance premiums, Canada Pension Plan premiums or contributions, Workers’ Compensation assessments, and any other statutorily prescribed payment or assessment of any nature (collectively “Statutory Remittances”) which become payable by virtue of the employment relationship between the Consultant and its employees and consultants, including Mark Smith. Notwithstanding the foregoing, the Consultant covenants and agrees to indemnify and save harmless the Company from any and all Statutory Remittances, interest and penalties that the Company may suffer or incur by virtue of, directly or indirectly, the Consultant’s engagement hereunder as an independent contractor.

Conflict of Interest

5.3	The Consultant represents and warrants that neither it nor Mark Smith owes, and agrees that neither it nor Mark Smith will during the Term of this Agreement undertake or agree to, any contractual or other duties or obligations to any other Person which may materially conflict or interfere with the Business of the Company or the efficient performance by the Consultant of the Services hereunder.

Company Materials

5.4	The Consultant acknowledges that all items of any and every nature or kind created or used by the Consultant in connection with providing the Services to the Company under this Agreement, furnished by the Company to the Consultant, including all equipment, automobiles, credit cards, books, records, reports, files, diskettes, manuals, literature, Confidential Information (as hereinafter defined) or other materials, shall remain and be considered the exclusive property of the Company at all times and shall be surrendered to the Company, in good condition, promptly at the request of the Company, or in the absence of a request, on the termination of the Consultant under this Agreement.

ARTICLE 6
TERMINATION

Termination By Company For Material Breach

6.1	The Company may terminate this Agreement at any time without notice or payment of compensation in lieu thereof if the Consultant commits a material breach of any of the terms and conditions of this Agreement and, in the case of a material breach capable of remedy, fails to remedy the same within 21 days after receipt of a written notice from the Company giving particulars of the breach and requiring it to be remedied. For the purposes of this section 6.1, a material breach includes, but is not limited to, the failure or refusal of the Consultant to perform the Services at an acceptable level or standard, provided that the Consultant has been provided written notice of such failure and has not corrected its behaviour within 21 days of receiving such notice and provided further that the Consultant shall only be entitled to correct its behaviour pursuant to the notification under this section 6.1 on a one-time basis. For purposes of clarity, any subsequent failure or refusal by the Consultant to perform its Services to an acceptable level or standard will not require written notice of such failure by the Company and corresponding opportunity for the Consultant to correct the behaviour.

Termination By Company For Other Reasons

6.2	The Company may also terminate this Agreement without notice or payment of any compensation in lieu thereof upon the happening of any of the following events:

(a)	the death of Mark Smith;

(b)	if Mark Smith shall become permanently disabled; for the purposes hereof, Mark Smith shall be deemed to be permanently disabled immediately following any period of 365 consecutive days during which Mark Smith is prevented from performing the Services hereunder on behalf of the Consultant for more than 182 days in aggregate by reason of illness or mental or physical disability despite reasonable accommodation efforts of the Company;

(c)	the conviction of the Consultant or Mark Smith for an indictable offence or for any crime involving moral turpitude, fraud or misrepresentation;

(d)	a material conflict of interest arises between the duties and obligations of the Consultant (including, but not limited to, any employee of the Consultant including Mark Smith) to the Company and another Person with whom the Consultant is engaged in business or otherwise provides services and the Consultant fails to resolve such conflict to the Company’s satisfaction, acting reasonably, within 14 days following notice from the Company to the Consultant of such conflict and requiring that it be resolved;

(e)	any wilful and intentional act on the part of the Consultant or Mark Smith (including, but not limited to, defamatory, slanderous, harmful or other damaging statements or assertions, verbal or otherwise, regarding the Company, any of its Subsidiaries or any of their respective directors or officers), having the effect or intended effect of materially injuring, harming or damaging the reputation, business or business relationships of the Company, any of its Subsidiaries or any of their respective directors or officers; and

(f)	any other cause or reason which at law would entitle the Company to terminate the Consultant’s engagement without notice or compensation in lieu of notice.

Payment on Termination

6.3	In the event that this Agreement is terminated by the Company for any reason other than those set out in sections 6.1 or 6.2 then, provided that section 8.5 has been satisfied by the Consultant, the Company shall pay to the Consultant a lump sum Termination Payment equal to twelve (12) months of the Base Fee in effect as of the Termination Date, and the average of the annual bonuses or other cash incentive payments, if any, paid by the Company to the Consultant pursuant to Section 4.2 for the two calendar years immediately preceding the year in which the Termination Date occurs.

Termination by the Consultant with Notice

6.4	The Consultant may terminate this Agreement on giving 90 days prior notice in writing (the “Termination Notice”) to the Company of the effective date of such termination (the “Termination Notice Date”). On receipt of such Termination Notice, the Company may elect to accept such Termination Notice effective immediately, and if the Company elects accept such Termination Notice effective immediately, then the Consultant's engagement will terminate as of the date of the Termination Notice and the Company shall pay to the Consultant the sum of $69,904 on or before the Termination Notice Date.

Termination by Consultant upon Triggering Event

6.5	Unless consented to in writing by the Consultant, the Consultant may terminate this Agreement upon the happening of any one or more Triggering Events by providing written notice to the Company and the Company shall pay to the Consultant a lump sum Termination Payment in an amount determined in accordance with section 6.3 above.

ARTICLE 7
CHANGE OF CONTROL

Termination by Consultant upon Change of Control

7.1	Notwithstanding anything to the contrary contained in this Agreement, if a Change of Control occurs and if, in respect of the Consultant, a Triggering Event subsequently occurs within one (1) year of the Change of Control, the Consultant shall be entitled to elect to terminate its engagement with the Company and receive a lump sum Termination Payment from the Company in an amount equal to:

(a)	the annual Base Fee in effect as of the Termination Date; plus

(b)	the average of the annual bonuses or other cash incentive payments, if any, paid by the Company to the Consultant pursuant to Section 4.2 for the two calendar years immediately preceding the year in which the Termination Date occurs.

This section 7.1 shall not apply if such Triggering Event follows a Change of Control which involves a sale of securities or assets of the Company with which the Consultant or Mark Smith is involved as a purchaser in any manner, whether directly or indirectly (by way of participation in a corporation or partnership that is a purchaser or by provision of debt, equity or purchase-leaseback financing).

Exercise of Termination Rights

7.2	All termination rights of the Consultant provided for in section 7.1 are conditional upon the Consultant electing to exercise such rights by notice given to the Company within 180 days of the Triggering Event.

Termination by Company Following Change of Control

7.3	Notwithstanding the provisions contained in section 6.3 hereof, the Consultant shall be entitled to a lump sum Termination Payment determined in accordance with section 7.1 in the event the Consultant’s engagement is terminated by the Company other than pursuant to section 6.1 or 6.2 within one (1) year of a Change of Control even if a Triggering Event has not occurred, provided that section 8.5 has been satisfied by the Consultant. For greater certainty, the Consultant shall not be entitled to any payment by the Company pursuant to this section 7.3 or otherwise if the Consultant is terminated from its engagement with the Company under section 6.1 or 6.2. The Company shall not terminate the Consultant for any reason unless such termination is specifically approved by the Board.

Stock Options

7.4	In the event that the Consultant is entitled to a Termination Payment pursuant to this Article 7, any stock option previously granted to Mark Smith by the Company shall become fully vested, in which case Mark Smith shall be entitled to exercise such stock option on the terms granted and, notwithstanding any term of the Company’s stock option plan to the contrary, shall remain exercisable for the original term granted and shall not terminate due to the termination of the Consultant's engagement with the Company. In addition, any provisions of the stock option restricting the number of option shares which may be purchased before a particular date shall be waived. The terms of any stock option agreement shall be deemed amended to reflect the provisions of this section 7.4. The provisions of this section 7.4 shall be subject to applicable securities laws and the rules of any stock exchange on which the shares of the Company may be then listed and the receipt of all necessary approvals from such securities regulators and exchanges, which approvals the Company shall use its reasonable commercial efforts to obtain in the event of the operation of this section 7.4.

ARTICLE 8
OBLIGATIONS UPON TERMINATION

Payment of Termination Payment

8.1	Any Termination Payment to be made by the Company to the Consultant pursuant to Article 6 or 7 shall be paid by the Company in cash within 15 business days of the Termination Date and the Consultant shall not be required in any manner whatsoever to mitigate any damages.

Full and Final Release

8.2	The receipt by the Consultant of a Termination Payment pursuant to Article 6 or 7 will be deemed to constitute a full and final release and discharge by the Consultant of the Company, its Subsidiaries and Affiliates and their respective directors, officers, employees and agents (for each of whom and for this purpose the Company contracts as a trustee) from all claims, actions, causes of action, debts, damages, losses, obligations and liabilities whatsoever hereunder or under common law or any statute, regulation, enactment or other law whatsoever.

Reasonableness of Termination Payment

8.3	The Consultant expressly acknowledges and agrees that the amount of the Termination Payment payable under Article 6 or 7 constitutes reasonable compensation for the termination of the Consultant’s engagement in the circumstances described therein. Upon the Company providing the Consultant with such Termination Payment, the Consultant shall not be entitled to any further notice of the termination of its engagement, payment in lieu of reasonable notice, termination pay, damages, costs, benefits or other compensation in respect of the termination of its engagement under this Agreement or otherwise and the Consultant shall execute and deliver a full and final release in favour of the Company, its Subsidiaries and Affiliates and their respective directors, officers, employees and agents.

Payment of Accrued Base Fees

8.4	Notwithstanding the foregoing, the Company will:

(a)	pay the Consultant for any unpaid Base Fees earned by the Consultant to the Termination Date; and

(b)	reimburse the Consultant for all reasonable expenses incurred by the Consultant prior to the Termination Date.

Consultant's Obligations upon Termination

8.5	Upon termination of this Agreement for any reason whatsoever, the Consultant shall immediately, and cause its employees, including Mark Smith, to immediately, and in any event within five business days of the Termination Date:

(a)	deliver to the Company all documents, accounts, records, programs, credit cards, keys and other items of whatsoever nature or description which may be in their possession or under their control which belong to, or are the property of, the Company or any Subsidiary or Affiliate of the Company, and no copies of any such documents as aforesaid or any part thereof shall be retained by them; and

(b)	cease to represent themselves as being associated with or otherwise connected to the Company or any of its Subsidiaries or Affiliates and, in the case of Mark Smith, to resign without claim for compensation from all directorships and offices (if any) held by him in the Company or any Subsidiary of the Company at the time of such request.

No Prejudice

8.6	The termination of this Agreement shall be without prejudice to any rights or obligations of any of the parties hereto which shall have accrued prior to such termination and shall not destroy or diminish or affect any of the provisions of this Agreement which expressly or by implication come into force upon or continue in force after such termination including, but not limited to, the provisions of Article 9.

ARTICLE 9

CONFIDENTIALITY AND NON-SOLICITATION

Confidentiality

9.1	All confidential records, material and information and copies thereof, and all trade secrets (including, without restricting the generality of the foregoing, geological or geophysical information, information on title to the Company's projects, opportunities to acquire exploration properties or prospects, discoveries and methods of processing and production), concerning the Business or affairs of the Company or any of its Subsidiaries, Affiliates, clients or suppliers (collectively, the “Confidential Information”) obtained by the Consultant and/or Mark Smith in the course of the Consultant’s engagement hereunder shall remain the exclusive and confidential property of the Company. For greater certainty, “Confidential Information” will not include: (i) information that is available to the public or in the public domain, being readily accessible to the public in written publications, at the time of disclosure or use, without breach of this Agreement; (ii) the general skills and experience gained by the Consultant during the period Services are provided to the Company; and (iii) information the disclosure of which is required to be made by any law, regulation, governmental authority or court, provided that before disclosure is made, notice of the requirement is provided by the Consultant to the Company.

No Disclosure

9.2	At all times during and subsequent to the Consultant’s engagement hereunder, the Consultant and Mark Smith, in his personal capacity, hereby jointly and severally covenant and agree that they will not disclose the contents of any Confidential Information to any Person or entity or use, copy, transfer or destroy any Confidential Information other than as necessary in carrying out the Consultant’s Services hereunder without first obtaining the consent of the Board and shall take all reasonable precautions to prevent any inadvertent disclosure, use, copying, transfer or destruction of any Confidential Information. Neither the Consultant nor Mark Smith shall, following the termination of this Agreement for any reason, use the contents of any Confidential Information for any purpose whatsoever.

Return of Confidential Information

9.3	Within five days after the termination of the Consultant’s engagement hereunder, or of receipt by the Consultant of the Company’s written request, the Consultant will promptly deliver to the Company all property of or belonging to or administered by the Company or any of its Subsidiaries, including without limitation all Confidential Information that is embodied in any physical or ephemeral form, whether in hard copy or on magnetic media, and that is within the Consultant’s possession or under the Consultant’s control. After the Consultant ceases to be engaged by the Company, the Consultant shall under no circumstances remove any books, records or documents or copies thereof (whether or not confidential) from the Company’s office, nor shall the Consultant make any copies of any such books, records or documents or copies thereof for use outside the Company’s office, except as specifically authorised by the Board.

No Solicitation of Employees

9.4	The Consultant and Mark Smith further jointly and severally covenant and agree they will not at any time during the term of the Consultant’s engagement with the Company and for a period of six months thereafter interfere with or knowingly entice away any employee or consultant of the Company who was an employee or consultant of the Company within 90 days of the termination of the Consultant’s engagement.

Survival of Restrictions

9.5	The foregoing covenants are given by the Consultant and Mark Smith acknowledging that they have specific knowledge of the Business and affairs of the Company. The subject matter of the foregoing covenants is the acquisition, exploration and development of mineral resource properties in North America. In the event that any clause or portion of any such covenant should be unenforceable or be declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of the covenants and such unenforceable or invalid portions shall be severable from the remainder of this Agreement. Notwithstanding the termination of this Agreement, the obligations of the Consultant and Mark Smith under this Article 9 are to remain in effect in accordance with the terms set out herein and will exist and continue in full force and effect despite any breach or repudiation, or alleged breach or repudiation, of this Agreement or the Consultant’s engagement (including, without limitation, the Consultant’s wrongful termination) by the Company. The Consultant and Mark Smith hereby acknowledge and agree that all restrictions contained in this Agreement are reasonable and valid and all defences to the strict enforcement thereof by the Company are hereby waived by them.

Damages Not Adequate Relief

9.6	Without intending to limit the remedies available to the Company, the Consultant and Mark Smith understand and acknowledge that a breach or threatened breach by the Consultant or Mark Smith of any of the terms of Article 9 hereof could result in the Company suffering irreparable harm that is not capable of being calculated and that cannot be fully or adequately compensated by the recovery of damages alone. Accordingly, the Consultant and Mark Smith jointly and severally covenant and agree that, in addition to any other relief to which the Company may become entitled, the Company may apply for and will be entitled to injunctive relief, whether interim or permanent, specific performance and other equitable remedies, in any court of competent jurisdiction specifically to enforce any such covenants upon the breach or threatened breach of any such provisions, or otherwise specifically to enforce any such covenants and hereby waive all defences to the strict enforcement thereof by the Company.

ARTICLE 10
ASSIGNMENT TO SUCCESSOR

Assignment to Successor

10.1	This Agreement shall be assigned by the Company to any successor corporation of the Company and shall be binding upon such successor corporation. For the purposes of this section 10.1, “successor corporation” shall include any Person referred to in subsection (ii) or (iii) of the definition of “Change of Control” in section 1.1(e) hereof. The Company shall ensure that the successor corporation shall continue the provisions of this Agreement as if it were the original party in place of the Company; provided however that the Company shall not thereby be relieved of any obligation to the Consultant pursuant to this Agreement. In the event of a transaction or series of transactions as described in subsection (ii) or (iii) of the definition of “Change of Control” in section 1.1(e), appropriate arrangements shall be made by the Company for the successor corporation to honour this Agreement as if the Consultant had exercised its maximum rights hereunder as of the effective date of such transaction.

ARTICLE 11
GENERAL PROVISIONS

Notices

11.1	All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by email, by hand or mailed postage prepaid addressed as follows:

To the Company:

NioCorp Developments Ltd.

1050 West Pender Street, Suite 1510

Vancouver, BC V6E 3S7

Attention:	Peter Dickie, President
Email:	pdickie@niocorp.com

To the Consultant and, where applicable, Mark Smith:

Email:	msmith@niocorp.com,

or to such other address or email address as may be given in writing by the parties and shall be deemed to have been received, if delivered by hand, on the date of delivery, if emailed to the email addresses set out above, on the business day next following the date of sending and if mailed as aforesaid to the addresses set out above then on the third business day following the posting thereof provided that if there shall be between the time of mailing and the actual receipt of the notice a mail strike, slowdown or other labour dispute which might affect the delivery of the notice by the mails, then the notice shall only be effective if actually delivered or emailed to the email addresses set out above.

Time of Essence

11.2	Time is hereby expressly made of the essence of this Agreement with respect to the performance by the parties of their respective obligations under this Agreement.

Further Assurances

11.3	Each of the parties hereto agrees to do and execute or cause to be made, done or executed all such further and other things, acts, deeds, documents, assignments and assurances as may be necessary or reasonably required to carry out the intent and purpose of this Agreement fully and effectually. Without limiting the generality of the foregoing, the Company shall take all reasonable steps in order to structure the payment or payments provided for in this Agreement in the manner most advantageous to the Consultant with respect to the provisions of the Income Tax Act (Canada) or similar legislation in place in the jurisdiction of the Consultant’s head office.

Assignment and Binding Effect

11.4	The benefits and obligations of this Agreement may not be assigned by either party to any other Person; provided, however, that the Company may assign this Agreement to an Affiliate of the Company upon notice to the Consultant. Except as aforesaid, this Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, including, in the case of Mark Smith, his heirs, executors and administrators.

Amendments

11.5	No amendment to this Agreement shall be valid unless it is evidenced by a written agreement executed by each of the parties hereto.

Waiver

11.6	No consent or waiver, express or implied, by the Company, on the one hand, or the Consultant on the other hand, to or of any breach or default by the other of them in the performance of that other’s obligations under this Agreement will be deemed or construed to be a consent or waiver to or of any other breach or default of the same or any other obligation of the other party. Failure on the part of any party to complain of any act or failure to act of the other party, or to declare the other party in default regardless of how long such failure continues, will not constitute a waiver by such party of its rights under this Agreement or of the right to then or subsequently declare a default.

Entire Agreement

11.7	This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. This Agreement supersedes and replaces all prior agreements, if any, written or oral, with respect to the Consultant’s engagement by the Company and any rights which the Consultant may have by reason of any prior agreement or by reason of the Consultant’s prior engagement by the Company. All previous agreements, written or oral, express or implied, between the parties hereto or on their behalf relating to the engagement of the Consultant by the Company are hereby terminated and cancelled, and each of the parties hereto hereby releases and forever discharges the other of and from all manner of actions, causes of action, claims, demands whatsoever under or in respect of any such agreements. There are no warranties, representations or agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth or referred to in this Agreement. No reliance is placed on any representation, opinion, advice or assertion of fact made by the Company or any Affiliate or their respective directors, officers, employees and agents (for each of whom and for this purpose the Company contracts as trustee) to the Consultant, except to the extent that the same has been reduced in writing and included as a term of this Agreement. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any representation, opinion, advice or assertion of fact, except to the extent aforesaid.

Co-Operation of Mark Smith

11.8	The Consultant shall cause Mark Smith to co-operate in all respects with the Company if a question arises as to whether Mark Smith has a permanent disability for the purposes of subsection 6.2(b) hereof. Without limitation, the Consultant will cause Mark Smith to authorize his medical doctor or other health care specialist to discuss the condition of Mark Smith with the Company and will as reasonably requested by, and at the expense of, the Company submit to examination by a medical doctor or other health care specialist jointly selected by the Company and Mark Smith; provided that if the Company and Mark Smith fail to agree on a medical doctor or other health care specialist within 10 days of the request for examination made by the Company, each of the Company and Mark Smith will forthwith select a medical doctor or health care specialist and the medical doctors or healthcare specialists so selected will, within 10 days of being selected, jointly select a third medical doctor or healthcare specialist. The third medical doctor or health care specialist so selected will examine Mark Smith.

Consideration

11.9	The parties acknowledge and agree that this Agreement has been executed by each of them in consideration of the mutual premises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged.

11.10	The parties waive any and all defences relating to an alleged failure or lack of consideration in connection with this Agreement.

Acknowledgment.

11.11	The Consultant acknowledges that:

(a)	it/he has read and understood this Agreement;

(b)	Boughton Law Corporation is the solicitor of the Company only and is not protecting the rights or interests of the Consultant or Mark Smith;

(c)	it/he has been given an opportunity to obtain independent legal advice concerning this Agreement and the provisions hereof and the interpretation and effect of this Agreement, and by signing this Agreement represents and warrants that it has either obtained advice or voluntarily waived the opportunity to receive same; and

(d)	it/he has entered into this Agreement voluntarily.

Counterparts and Facsimile

11.12	This Agreement may be executed in two or more counterparts, and delivered by facsimile or electronic transmission, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, effective as of the date first above written.

[Execution page to follow]

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.

NIOCORP DEVELOPMENTS LTD.

Per:	/s/ [illegible]	/s/ Casey forward
	Authorized Signatory	Casey forward - CFO

KMSMITH, LLC

Per:	/s/ Kimberly M. Smith
Kimberly M. Smith, President and CEO

The undersigned, Mark Smith, hereby acknowledges and agrees to the terms of this Consulting Agreement and specifically to Article 9 as it applies to him in his personal capacity.

/s/ Mark Smith
Mark Smith

SCHEDULE “A”

Services

Subject to the power and direction of the Board of the Company to expand or limit the services or duties to be performed by the Consultant from time to time and to override the actions of the Consultant in its discretion, the Consultant shall provide the following services to the Company:

-	carry out the duties and responsibilities of the position of Chief Executive Officer for the Company;

-	assist the Company with strategic corporate planning advice and review of potential acquisitions and mergers;

-	preparing news releases and communicating with shareholders, investors, analysts, and media;

-	convening meetings and communicating with the Board of Directors and it’s various Committees;

-	liaison with investment bankers, financial institutions, institutional investors and other members of the investment community;

-	introduce projects that may be of potential interest to the Company for acquisition, lease, joint venture or other purposes, selection of which shall be based on the objectives and guidelines provided by the Company to the Consultant from time-to-time;

-	introduce investment opportunities of potential interest to the Company;

-	assist the Company in obtaining, developing, and maintaining contacts with other persons or companies who may be of assistance to the Company in developing and meeting its business objectives; in particular, other consultants who would be of benefit to the Company or any of its Subsidiaries in managing the Company’s operating assets; and

-	such other duties or services as the Company may reasonably request from time to time.